Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 5, 2024, with respect to the consolidated financial statements of MPC Partnership Holdings LLC and subsidiaries included in the Current Report on Form 8-K/A of The RMR Group Inc. filed on March 6, 2024. We consent to the incorporation by reference of said report in the Registration Statements of RMR Group Inc. on Form S-8 (File No. 333-263413) and on Form S-3 (File No. 333-262124).

/s/ Grant Thornton LLP

Charlotte, North Carolina

March 6, 2024